AMENDMENT No. 3

Licensing AGREEMENT BETWEEN

STATERA BIOPHARMA

AND

IMMUNE THERAPUETICS d/b/a Biostax Corp

This Third Amendment to License Agreement ("Third Amendment" or "Agreement") is effective as of March 21, 2023 by and between Statera Biopharma f/n/a Cytocom, Inc. a Delaware C-corporation ("Statera" or "Licensor"), and Immune Therapeutics, Inc. d/b/a Biostax Corp. a Florida C-corporation ("Biostax" or "Licensee") (collectively "Parties"). This Third Amendment amends and restates in its entirety the license agreement between the parties, dated September 30, 2014 ("License Agreement"), with amendments dated May 1, 2018 ("Amendment 1"), December 31, 2018 ("Amendment 2a") , and three amendments dated May 12, 2020 ("Amendment 2b" and "Amendment 2c" and "Amendment 2d"), (Collectively "Amendments").

HISTORY

WHEREAS an involuntary petition was commenced against Statera on August 16, 2022 (the "Petition"), including IMUN. The case commenced as a result of the Petition is referred to as "In re Statera Biopharma, Inc., Case No. 22-13051" (the "Case") and is pending before the United States Bankruptcy Court for the District of Colorado ("Court"); and

WHEREAS IMUN made financial and Intellectual Property Rights ("IPRs") claimed against Statera, which would result in faced lengthy, protracted litigation and the Parties have agreed that it is in the best interests of both Parties to have the involuntary case dismissed and their respective claims and defenses treated as provided herein and as provided in in the settlement attached herein as Exhibit C. (The "Settlement")

WHEREAS the Settlement was signed on March 23, 2023, subject to each Parties' Board approval and IMUN has agreed to dismiss the involuntary case and their respective claims and defenses treated as provided by the Settlement and this Agreement.

WHEREAS, the Parties signed a License Agreement in September 2014 and a series of Amendments for the Licensing Agreement between 2018 and 2021, collectively attached as Exhibit D and

WHEREAS the parties mutually desire to amend, modify and restate certain terms and conditions of Amendment 1, (that was signed in May 2018 and replaced the original terms of the 2014 Licensing Agreement) with this Third Amendment.

RECITALS

WHEREAS Statera wishes to retain rights to the proprietary formulation of Naltrexone, immediate release low dose, ("IRNXT") for Crohn's Disease in perpetuity royalty free and Biostax wishes to license in perpetuity the proprietary formulation of IRNXT and Meta-enkephalin ("MENK") for all other indications.

WHEREAS, Biostax currently has a license from Statera for the non-exclusive rights for products used in animals and would like to be granted exclusive rights for products used in animals.

WHEREAS, to accomplish this goal, Statera will exclusively license in perpetuity to Biostax the following: Patent number: 11419865, Patent number: 10695343, Patent number: 10111870, and continuing pending patents under granted patents for all indications except Crohn's Disease. In return, Biostax will pay royalty and milestone payments on all indications approved by the FDA for monotherapy and adjunctive therapy in the treatment of patients with immune dysfunction or immune dysregulation indication, including but not limited to HIV/AIDS, COVID Long Haul Syndrome, Fibromyalgia, Infectious Disease, Malaria, and Cancer (see attached Exhibit A)

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

AMENDMENTS:

Section 1 of the Agreement shall be as follows:

1. **"DEFINITIONS**

1.1. **Active Pharmaceutical Ingredient**" or "**API**" means, individually and collectively, the following active pharmaceutical ingredients: Naltrexone ("IRNTX") and MENK, the structures of each such compounds are disclosed in the Patents.

1.2. "**Affiliate**" means any person, organization or entity which is, directly or indirectly, controlling, controlled by, or under common control with Licensee or Licensor, as the case may be. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, organization or entity, whether through the ownership of voting securities, or by contract, or court order, or otherwise. The ownership of voting securities of a person, organization or entity shall not, in and of itself, constitute "control" for purposes of this definition, unless said ownership is of a majority of the outstanding securities entitled to vote of such person, organization or entity. Affiliate shall also mean a limited partnership in which a subsidiary of Biostax and/or Statera is a general partner.

1.3. "**Confidential Information**" shall have the meaning set forth in Section 10.1

1.4. "**Combination Products**" means, individually and collectively, IRNTX either as a mono or adjunct therapy.

1.5. "**FDA**" means the United States Food and Drug Administration, and any successor agency thereto.

1.6. "**Field**" means with respect to a Product, any use that is consistent with the label approved by the FDA or applicable foreign regulatory authority in the country of sale for the use of

such Product, including the use of IRNTX Product for the treatment of immune dysfunction and immune dysfunction except for Crohn's disease. As it relates to use of a Product in animals, the Field shall include any use that is consistent with the label approved by the FDA or applicable foreign regulatory authority in the country of sale for the use of such Product.

1.7. "**Licensed Know-How**" means (a) the know-how actually transferred to Licensee pursuant to the terms of Section 5.3 and (b) any other improvements or modifications to such transferred know-how (x) that are (i) specific to immediate release naltrexone and (ii) developed and controlled by Cytocom during the term of this Agreement, and (y) specifically including any such improvements and modifications, methods and other know-how claimed in any patent or patent application for immune dysfunction and immune dysregulation..

1.8. "**Net Sales**" Shall be divided into three distinct scenarios: (1) a co-commercialization or licensing deal with a large strategic pharmaceutical company, (2) the use of a third-party or distribution company, and (3) Biostax's own efforts to commercialize the Product using in-house sales/marketing/commercialization infrastructure. Therefore, Net Sales definitions will be different for each of these scenarios:

(a) Net Sales with (1) a strategic company: Following the negotiation and consummation of a sublicense or acquisition agreement with a large strategic pharma company, Biostax will have negotiated a final Average Selling Price ("ASP") that will be used for all payments back to Biostax. Statera will receive royalty payments calculated on those ASP prices.

(b) Net Sales with (2) third party distributor(s) or sales organization(s): Following the negotiation and execution of an agreement with a third-party distributor, royalties will be calculated by using the net amount of money paid back to Biostax for sales by the third party.

(c) Net Sales with (3) Biostax's own commercial sales and marketing infrastructure will be determined by using the following definition: Net Sales shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Biostax or any of its Related Parties (each, a "Selling Party") to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

(d) normal and customary trade discounts, including, but not limited to, trade, cash and quantity discounts or rebates credits or refunds, actually allowed and taken;

(e) credits or allowances actually granted or made for rejection of or return of previously sold Products, including, but not limited to, recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(f) governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(g) reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;

(h) charges separately invoiced for freight, insurance, transportation, postage and handling;

(i) taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and to the extent these taxes and charges are included in the gross sales.

(j) In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no "double counting" of deductions). In no event shall a particular amount identified above to be deducted exceed the gross amount invoiced resulting in a negative royalty. In such a case a minimum royalty will be due.

(k) In the unusual event that the Product is "bundled" for sale together with one or more other products in a country (a "Product Bundle"), Statera will receive their royalty based upon the final dollar value received by Biostax.

(l) Sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of "Net Sales," provided that the subsequent resale is included in the computation of Net Sales. Simply put, Statera will receive royalties on what revenue comes back to Biostax regardless of the many layers of sales and resales that may occur.

(m) Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called "named patient" or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of "Net Sales."

1.2. **Patents**" Patent shall mean the divisional patents, continuation patents, continuation-in-part patents, extension patents, substitution patents, renewals, registrations, revalidation, reissues, additions, confirmations of or to the Original Patent and the Future Patent as well as the synthetics of the Original Patent and Future Patents set forth in Exhibit A.

1.9. "**Product**" means, individually and collectively, IRNTX Product immediate release, IRNTX Combination Product, MENK Product and MENK Combination Product or any di

1.10. "**Quarterly Report**" shall have the meaning set forth in Section 3.3

1.11. "**Regulatory Agency**" means the local, state, and federal agencies involved in drug approval.

1.12. "**Royalty Term**" shall have the meaning set forth in Section 3.9.

1.13. "**Territory**" means worldwide. The Territory shall include the United States for Products to be used in animals."

License Amends and Replaces Section 2

2. "License.

2.1. Product License.

(a) Humans. Licensor hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses to research, develop, have developed, make, have made, use, sell, offer for sale, have sold, import, have imported, export and have exported, register, for the purpose of commercializing the Product for use in humans in the Licensed Territory, for any and all uses within the Field, except Crohn's Disease subject to the terms and conditions of this Agreement.

(b) Animals. Licensor also hereby grants an exclusive license including the right to grant sublicenses to research, develop, have developed, make, have made, use, sell, offer for sale, have sold, import, have imported, export and have exported, register, for the purpose of commercializing the Product for use of animals in the Licensed Territory, for any and all uses within the Field.

2.2. Right to Manufacture. Licensor hereby grants Licensee the exclusive worldwide right (except as it pertains to manufacturing for Crohn's disease) to make and have made Product under applicable Patent and Know-How relating to processes, intermediates, and materials for manufacturing Product, and will provide to Licensee without charge, to the extent available, technical and manufacturing assistance and use of its technology and proprietary information for the Product, including information on its analytical methods, validation reports and manufacturing processes. For clarification, the Parties agree that Licensee's appointing an Affiliate, Sublicensee, or Third Party to engage in the manufacture of the Product outside the Licensed Territory for the commercialization of the Product inside the Territory shall not be deemed a breach of this Agreement.

2.3. Affiliates. The license granted to Licensee under Section 2.1includes the right to have some or all of Licensee's rights or obligations under this Agreement exercised or performed by one or more of Licensee's Affiliates or Third Parties on Licensee's behalf.

2.4. Sublicenses.

(c) Sublicense Grant. Licensee will be entitled to grant Sublicenses to Third Parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2. Except for Products for use in animals, any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

(d) Sublicense Scenarios. There is no sublicense fee if a sublicense is granted to a subsidiary of the Licensee or for a product used in animal. For sublicenses that are not granted to a subsidiary of the Licensee nor for a product used in animals, the Sublicense fee shall be

based on three distinct scenarios: (1) Sublicense granted for a product where no clinical trials have been started ("Scenario 1"). (2) Sublicense granted for a product where at least one clinical trial has started, but no clinical trials have been completed and ("Scenario 2"). (3) A Sublicense granted where at least one clinical has been completed. ("Scenario 3"). For each of these scenarios the Licensee will pay the Licensor a percentage of the monetary compensation received from each sublicense. These percentages are as follows:

Scenario	Percentage
Scenario 1	30%
Scenario 2	10%
Scenario 3	5%

(e) Sublicense Agreements. Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following: all provisions necessary to ensure Licensee's ability to perform its obligations under this Agreement; a provision clarifying that, in the event of termination of the license set forth in Section 2 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall be subject to terminate to the extent of such terminated license; a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Licensee, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates.

(f) Breach by Sublicensee. Licensee shall notify Licensor of any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement. In the event of a breach by a Sublicensee, the Licensee shall either (a) cure such breach in accordance with such Sublicense Agreement or (b) enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.

2.5. Future Products. The parties acknowledge that as of the Effective Date, Statera is developing a pharmaceutical product for treatment of patients with immune dysfunction and immune dysregulation and new compound and Biostax will have all rights to any new products developed by Statera. "

Section 3 Shall be Deleted.

Section 4 shall be renumbered as section 3 and will state the following:

3. "Consideration/Payment Terms/Audit

3.1. Share Transfer: As consideration for the exclusive Licensee for product used in animals in the Territory or United States, Licensee will make a one-time payment to Licensee of 752,080 common A of Forte Animal Health, a private Delaware corporation. Shares will be transferred to Licensee within thirty (30) days of the execution of this agreement.

3.2. Royalty.

(a) Royalty Payment. As consideration for the licenses granted in Section 2, (i)Licensee shall pay Statera the following royalties on Net Sales of Product in the Emerging Markets for the duration of the Royalty Term: 1% of Net Sales of IRNTX Product in Emerging Markets.

(b) Consideration. As consideration for the licenses granted in Section 2, Licensee shall pay Statera the following royalties on Net Sales of Product in the territory for the duration of the Royalty Term:

Annual Net Sales of Licensed Products	Royalty Rate
<$500,000,000	2%
500,000,000 to < $1,000,000,000	4%
≥ $1,000,000,000)	6%

3.3. Reports. Within sixty (60) days after the end of each calendar quarter, Licensee shall provide Statera with a detailed report (the "Quarterly Report") that includes at least the information set forth in this Section 3.3.

(a) Payment Information. In each Quarterly Report, Licensee shall include the following information: (i) total invoiced sales of Product, Net Sales, the deductions used to determine Net Sales, number of units of Product sold, each of which shall be reported on a Product-by-Product and country-by-country basis, (ii) adjustments for Combination Products (pursuant to Section 3.2), (iii) total royalties owed for the calendar quarter, the countries to which the Product has been sent and in what quantities, and (iv) Net Sales by each Third-Party Reseller, if any.

(b) Regulatory Information. In each Quarterly Report, Licensee shall provide Statera with the following information: (i) a list of countries within the Territory for which such regulatory approvals or authorization have been obtained for Product and (ii) a description of activities performed by Licensee, its designee or, to its knowledge any other third party, with respect to the filing, obtaining or maintaining of such regulatory approvals or authorizations within the Territory for any Product.

(c) Certifications; Payments. Together with each Quarterly Report, Licensee shall (i) provide Statera with a written certification of the accuracy of the contents of the Quarterly Report,

signed by an appropriate Licensee senior officer and (ii) pay royalties due to Statera for the calendar quarter covered by such Quarterly Report. Licensee shall provide Quarterly Reports to Statera at the address set forth in Section 11.5 below. Licensee shall pay royalties to Statera by wire transfer to the bank account indicated by Statera .

3.4. Payment Terms; Conversion. Licensee shall make all payments to Statera in US Dollars within sixty (60) days following the end of each calendar quarter. With regard to sales in currencies other than US Dollars, conversion from local currency into US Dollars shall be in accordance with Licensee's normal and customary procedures, as reported in its audited financial statements.

3.5. Records. Licensee shall keep complete and accurate records of Product produced and sold in sufficient detail to enable Licensee to determine the amount of royalties due, the parties to whom Product sold, and the countries in which sales occurred.

3.6. Audit. Statera has the right to engage an independent public accountant to perform, on no less than thirty (30) days' advance notice to Licensee, an audit, conducted in accordance with generally accepted auditing standards, of such books and records of Licensee that are deemed necessary by such public accountant to report amounts of API and Product produced, gross sales, Net Sales for the periods requested and accrued royalties. Statera will bear the full cost of any such audit unless such audit discloses a difference of more than five percent (5%) from the amount of royalties due. In such case, Licensee shall promptly pay Statera any underpayment and shall bear the full cost of such audit.

3.7. Interest. Any amount payable hereunder by Licensee, which is not paid when due in accordance this Section 3, shall bear a pro rata monthly interest rate of one percent (1%) subject to any necessary approvals that may be required.

3.8. Withholding Taxes.-All amounts to be paid to Statera pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government-imposed fees or taxes, except as permitted in the definition of Net Sales.

3.9. Royalty Term. Royalty payments shall be paid to Licensor by Licensee on country-by-country basis as described in Section 3.4 until the last to occur of the following: (a) the expiration of the last-to-expire Patent containing a valid claim covering the manufacture, use, import, offer for sale or sale of API or Product in such country; and (b) the date of expiration of the last-to-expire Patent containing a valid claim covering the manufacture, use, import, offer for sale or sale of API or Product in Africa, Central America, South America and Caribbean (the "Royalty Term"). Notwithstanding the foregoing, the Royalty Term for any Product will not extend beyond the date on which all Product Patents covering such Product (or the API contained therein) in the United States expire.

3.10. Royalty payments shall be paid to Statera by Licensee on indication worldwide continuing until the last to occur of the following: (a) the expiration of the last-to-expire Patent containing a valid claim covering the manufacture, use, import, offer for sale or sale of the product; or (b) the date of expiration of the last-to-expire Patent containing a valid claim

covering the manufacture, use, import, offer for sale or sale of the Product worldwide. Notwithstanding the foregoing, the Royalty Term for any Product will not extend beyond the date on which all Product Patents covering such Product in the United States expire.

3.11. Milestone Payments shall be paid to Statera by Licensee on an indication-by-indication basis as described in Section 3.4. continuing until the last to occur of the following: (a) the date of expiration of the last-to-expire Patent containing a valid claim covering Product. Notwithstanding the foregoing, the Royalty Term for any Product will not extend beyond the date on which all Product Patents covering such Product in the United States expire. Milestones and payment amounts are found in the tables below:"

Developmental Milestones	Milestone Payment
First successful achievement of primary endpoint ($p<0.05$) in a phase II pivotal clinical trial (US and/or EU) for the Licensed Product.	$2,000,000
Dosing of the first patient in first phase III clinical trial (US and/or Europe) for the Licensed Product	$4,000,000
Approval by the FDA of an NDA for the Licensed Product	$5,000,000

Commercial Milestones	Milestone Payment
First $100,000,000	$5,000,000
First $500,000,000	$10,000,000
First $1,000,000,000	$15,000,000

Section 5 will be renumbered as section 4 and be replaced with the following:

4. "Intellectual Property

4.1. Control. Biostax will be responsible for the preparation, filing, and maintenance of all Patent Rights. Statera will be responsible for the prosecution, protection, and defense of all Patent rights. Statera will furnish Biostax with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office.

4.2. Cooperation. If either party becomes aware of a suspected infringement of any Patent, such party will notify the other party promptly, and following such notification, the parties agree to discuss the scope of such infringement. Statera will have the sole right, but not the

obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control.

4.3. Transfer. Licensor will transfer to Licensee all regulatory approvals and/or assurances including CMC, IND's and Orphan Drug Designation along with all supporting documentation.

4.4. Reporting of Improvements. Licensee shall provide Statera with an annual report, in writing and in reasonable detail that sets forth any Improvements, including any patent application claiming Improvements. Licensee shall transfer to Statera, upon request by Statera and at Statera 's expense, any know-how owned or controlled by Licensee relating to such Improvements. Any failure to report any such Improvements to Statera in accordance with the terms of this Agreement shall constitute a breach of this Agreement and shall provide Statera with the right to terminate this Agreement pursuant to Section 9.2. Statera shall not transfer any Improvements obtained from Licensee to any third party, provided, however, that Statera may transfer Improvements to Statera 's own Affiliates and suppliers, provided such Affiliates and suppliers utilize such Improvements solely for the benefit of Statera."

Section 6 amended and replaced with Section 5

5. "Manufacturing

5.1. Right to Manufacture. Licensor hereby grants Licensee the Right to Manufacture as defined in Section 2.2."

Section 7 amended and replaced by Section 6

6. "Representations, Warranties and Covenants

6.1. Mutual Representations and Warranties. Each Party represents and warrants to the other that: (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (iii) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2. Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale, and importation of Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that they shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of

Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold the Indemnitees harmless (in accordance with Section 9.1 below) for the consequences of any such violation.

6.3. Limitation of Liability

(a) Party's will not be liable to the other Party, its Affiliates, any Sublicensee, or any of their Affiliates with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

(b) Either Party's aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid under this Agreement.

6.4. STATERA Representations and Warranties. Statera represents and warrants to Biostax that:

(a) Exhibit A attached hereto contains a true and complete list of the Statera Patent Rights existing on the Execution Date. The Statera Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Statera for IRNXT as of the Execution Date that cover the Compounds and Products or the manufacture, use, sale, offer for sale or import of any of the foregoing;

(b) Statera or its Affiliates (i) have the right to grant the License Grant that it purports to grant in Section 2.1; and (ii) has not granted to any Third Party any license or other right with respect to any Compound, Product or patents that conflicts with or in any way jeopardizes the License Grant and rights granted to Biostax herein;

(c) Statera has neither assigned nor otherwise entered into an agreement by which Statera purports to assign or transfer to a Third Party any right, title or interest in or to any technology or intellectual property right that would conflict with Statera's obligations under this Agreement;

(d) there are no agreements between Statera and a Third Party under which rights with respect to Statera Technology are being licensed to Biostax;

(e) Statera or its Affiliates are the sole and exclusive owner or Licensee of all right, title and interest in and to the Statera Patent Rights in existence on the Execution Date;

(f) to Statera's knowledge, the issued and unexpired claims included in the Statera Patent Rights existing as of the Execution Date are valid and enforceable;

(g) no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Statera Patent Right;

(h) To Statera's knowledge, the development, manufacture, use, sale, offer for sale or import of any Product does not infringe or constitute a misappropriation or violation of the rights of any Third Party;

(i) There are no claims, judgments, liens or settlements against or owed by Statera (or any of its Affiliates) with respect to the Statera Technology, and Statera is not a party to any legal action, suit or proceeding relating to the Statera Technology or any Compound or Product, nor has Statera received any written communication from any Third Party, including, but not limited to, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(j) either Statera nor any of its Affiliates has obtained, or filed for, any INADs (other than the Compound IND), NADAs or Marketing Approvals for any Compounds or Product in the Field from the FDA.

(k) all research and development (including non-clinical studies and clinical trials) conducted by or, to Statera's knowledge, on behalf of Statera or any of its Affiliates, related to the Compounds and/or Products prior to the Execution Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(l) neither Statera nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(m) neither Statera nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of Compound or Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof; other than for Crohn's Disease.

(n) Statera and, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development of a Product, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and STATERA 's books, accounts, records and invoices related to the Product are complete and accurate in all material respects; and

(o) Statera has not violated the FCPA or Export Control Laws in connection with the development of the Compounds or Products prior to the Execution Date of this Agreement.

6.5. Biostax Representations and Warranties. Biostax represents and warrants to Statera that:

(a) neither Biostax nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(b) neither Biostax nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including, but not limited to, 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Compound or Product; and in the event that Biostax becomes aware of the debarment or

disqualification or threatened debarment or disqualification of any Person providing services to Biostax or any of its Affiliates with respect to any activities relating to any Compound or Product, Biostax will promptly notify Statera in writing and Biostax will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Compound or Product;

(c) neither Biostax nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Biostax and its Affiliates, nor will Biostax or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of Forte's rights or performance of Forte's obligations under this Agreement;

(d) neither Biostax nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of Biostax's rights or performance of Biostax's obligations under this Agreement, shall cause STATERA to be in violation of the FCPA or Export Control Laws;

(e) Biostax shall promptly notify Statera if it has any information or suspicion that there may be a violation of the FCPA or Export Control Laws in connection with the exercise of Forte's rights or performance of Forte's obligations under this Agreement;

6.6. Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Biostax and subject to Section 2.2, Sublicensees; provided, in each case, that (i) none of the other Party's rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (ii) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee and the acts or omissions of each Affiliate, subcontractor or Sublicensee."

Section 8 will be renumbered as section 7 *and will not be changed;* it states the following:

7. "Liability and Indemnity

7.1. Licensee Indemnity. Licensee shall indemnify, hold harmless and defend Statera , and its subsidiaries, licensors, directors, officers, employees and agents (together the "Statera Indemnitees"), from and against any and all losses, damages, expenses, cost of defense (including, without limitation, attorneys' fees, witness fees, damages, judgments, fines and

amounts paid in settlement) and any amounts a Statera Indemnitee becomes legally obligated to pay because of any claim against it (i) arising out of any breach by Licensee of the terms and conditions of this Agreement, or (ii) for any product liability, liability for death, illness, personal injury or improper business practice, or any other statutory liability or any other liability under any law or regulation, to the extent that such claim or claims are due to reasons caused by or on behalf of Licensee related to API or Product (including, without limitation, its manufacture, use or sale of API or Product). The indemnification obligations of Licensee stated in this Section 7.1 shall apply only in the event that Statera provides Licensee with prompt written notice of such claims, grants Licensee the right to control the defense or negotiation of settlement (using counsel reasonably approved by Statera) and makes available all reasonable assistance in defending the claims. Licensee shall not agree to any final settlement or compromise with respect to any such claim that adversely affects Statera without obtaining Statera 's consent.

7.2. Product Liability. Licensee shall be solely responsible in respect of any product liability or any other statutory liability under any regulation, in respect of API or the Product.

7.3. Statera Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL STATERA BE LIABLE TO LICENSEE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF BUSINESS OR PROFITS) RELATED TO THIS AGREEMENT, AND SHALL NOT HAVE ANY RESPONSIBILITIES OR LIABILITIES WHATSOEVER WITH RESPECT TO API OR PRODUCT, EVEN IF, IN ANY SUCH CASE, ADVISED OF THE POSSIBILITY OF SUCH CLAIMS OR DEMANDS, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY WHETHER UNDER CONTRACT LAW, TORT LAW (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, STATUTE, WARRANTY OR OTHERWISE."

Section 9 will be renumbered as section 8 and the required insurance amount will be changed from "$1,000,000" to "$5,000,000":

8. Insurance

Within thirty (30) days prior to the first commercial launch by Licensee of a Product, and each year thereafter for so long as this Agreement is in effect, Licensee shall provide to Statera certificates of insurance by insurers acceptable to Statera evidencing comprehensive general liability coverage, including products liability, with a combined limit of no less than five million dollars ($5,000,000.00) for bodily injury, including personal injury, and property damage. Such liability coverage may be in the form of a global policy. Licensee shall not cancel any such policy without at least sixty (60) days prior written notice to Statera , and agrees that such policy shall be maintained (or have an extended reporting period) of at least two (2) years after the termination of this Agreement.

Section 10 will be renumbered as section 9 and replaced with the following:

9. "Term and Termination

9.1. Term. This Agreement shall enter into force upon the Effective Date and, unless earlier terminated as provided herein, shall continue until the expiration of the Royalty Term. Upon expiration of the Royalty Term (but not the earlier termination of this Agreement), and with

respect to a particular Product in a particular country in the Territory, subject to the terms and conditions herein with respect to such Product and such country, the licenses granted in Section 2 to Licensee shall become a perpetual, irrevocable, fully paid-up, royalty free license under the Licensed Know-How to develop, make, have made, use, sell, have sold, offer for sale, import and distribute such Product in the Field in such country.

9.2. Termination for Breach. A party ("non-breaching party") shall have the right to terminate this Agreement in the event the other party ("breaching party") is in material breach of any of its material obligations under this Agreement. The non-breaching party shall provide written notice to the breaching party. The breaching party shall have a period of thirty (30) days after such written notice is provided to cure such breach. If such breach is not cured within the thirty day period, this Agreement shall effectively terminate.

9.3. Insolvency. In the event that Licensee becomes insolvent, makes an assignment to the benefit of creditors, or has a petition in bankruptcy filed for or against it, Statera shall have the right to treat such event as a material breach.

9.4. Waiver. The waiver by either party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach."

Section 11 will be renumbered as Section 10 and no other changes will be made:

10. Confidentiality and Publications

10.1. Confidential Information. All information of proprietary nature, including technology and know-how ("Confidential Information"), disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") hereunder shall (a) be used solely and exclusively by the Receiving Party in a manner consistent with the licenses and rights granted hereunder; (b) be maintained in confidence by the Receiving Party; and (c) not be disclosed to any third party or used for any purpose except to exercise its rights and perform its obligations under this Agreement. The foregoing confidentiality obligations shall not apply if the Receiving Party can demonstrate by competent written evidence that such information: (i) is known by the Receiving Party at the time of its receipt and, not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party's business records; (ii) is in the public domain other than as a result of any breach of this Agreement by the Receiving Party; (iii) is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party who may lawfully do so; or (iv) is independently discovered or developed by the Receiving Party without the use of Confidential Information provided by the Disclosing Party, as documented by the Receiving Party's business records. Within thirty (30) days after any expiration or termination of this Agreement, Receiving Party shall destroy (and certify to the Disclosing Party such destruction) or return all Confidential Information provided by the Disclosing Party except as otherwise set forth in this Agreement. One (1) copy of the Confidential Information may be retained in the Receiving Party's files solely for archival purposes as a means of determining any continuing or surviving obligations under this Agreement. The confidential obligations under this Agreement shall survive this Agreement for a period of five (5) years.

10.2. Press Release. Each party may disclose to third parties or make public statements, by press release or otherwise, regarding the existence of this Agreement, the identity of the parties, the terms, conditions and subject matter of this Agreement, or otherwise in reference to this Agreement, provided such disclosures or statements are accurate and complete with respect to the subject matter thereof and the information disclosed therein. Each party will have the right to review the other's disclosures and will have 48 hours to do so.

10.3. Use of Name. Except as provided for under Section 10.2, neither party shall use the other party's name, logo or trademarks for any purpose including without limitation publicity or advertising, except with the prior written consent of the other party.

Section 12 will be renumbered as section 11, section 11.2-"Superceds Previous Agreement" will be added and section 11.5 – "Notices" will be updated to reflect name and address changes.

11. Miscellaneous

11.1. Agency. Neither party is, nor will be deemed to be, an employee, agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party. Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

11.2. Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. –

11.3. Entire Understanding. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, and agreements, whether oral or written, between the parties relating to the subject matter hereof.

11.4. Severability. The parties hereby expressly state that it is not their intention to violate any applicable rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable with regard to any particular country by a court of competent jurisdiction, then, to the extent possible, such void or unenforceable provision shall be replaced by a valid and enforceable provision which will achieve as far as possible the economic business intentions of the Parties. The provisions held to be void or unenforceable shall remain, however, in full force and effect with regard to all other countries. All other provisions of this Agreement shall remain in full force and effect.

11.5. Notices

(a) any notice or other communication to be given under this Agreement, unless otherwise specified, shall be in writing and shall be deemed to have been provided when delivered to the addressee at the address listed below (i) on the date of delivery if delivered in person or (ii) three days after mailing by registered or certified mail, postage paid:

In the case of Statera :

Statera Biopharma, Inc
CEO
Mike.handley@staterabiopharma.com
2580 East Harmony Rd
Suite 316
Fort Collins CO 80526

In the case of Licensee:

Biostax Corp
1317 Edgewater Dr., Suite 4882
Orlando, FL 32804
ATTN: Corporate Counsel

Either party may change its address for communications by a notice in writing to the other party in accordance with this Section.

11.6. Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of Florida, without regard to its choice of law principles.

11.7. Arbitration

(a) All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators.

(b) Each party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the Request for Arbitration within thirty (30) days of being requested to do so, or if the respondent should fail to appoint an arbitrator in its Answer to the Request for Arbitration within thirty (30) days of being requested to do so, the other party shall request the ICC Court to make such appointment.

(c) The arbitrators nominated by the parties shall, within thirty (30) days from the appointment of the arbitrator nominated in the Answer to the Request for Arbitration, and after consultation with the parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal. Should such procedure not result in an appointment within the thirty (30)-day time limit, either party shall be free to request the ICC Court to appoint the third arbitrator.

(d) Orlando, Florida shall be the seat of the arbitration.

(e) he language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

(f) This arbitration agreement does not preclude either party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the

courts having jurisdiction by reason of either party's domicile. Conservatory or interim measures sought by either party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

(g) In the event that any issue shall arise which is not clearly provided for in this arbitration agreement the matter shall be resolved in accordance with the ICC Arbitration Rules.

11.8. Assignment. Statera is entitled to transfer and assign this Agreement and the rights and obligations under this Agreement on notice to Licensee. Licensee is not entitled to transfer or assign this Agreement or the rights and obligations under this Agreement.

11.9. Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

IN WITNESS WHEREOF. the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

STATERA BIOPHARMA, INC.

By:____________________
Michael Handley, CEO

IMMUNE THERAPEUTICS, INC.

DocuSigned by:
By:____________________
B029CA1DE55540E...
Kelly O. Wilson, Interim CEO & President
4/16/2023

EXHIBIT A: PATENT LIST

Patent List

US 11,419,865 B2

METHOD FOR INDUCING A SUSTAINED IMMUNE RESPONSE Filed on Jun. 11, 2020, as Appl. No. 16/898,557. Application 16/898,557 is a continuation of application No. 16/154,333, filed on Oct. 8, 2018, granted, now 10,695,343.

Int. Cl. A61K 31/485 (2006.01); A61K 45/06 (2006.01); A61K 9/00 (2006.01); A61K 9/48 (2006.01); A61K 9/70 (2006.01); A61K 31/513 (2006.01); A61K 31/655 (2006.01); A61K 31/337 (2006.01); A61K 31/52 (2006.01); A61K 31/505 (2006.01)

CPC A61K 31/485 (2013.01) [A61K 9/0053 (2013.01); A61K 9/48 (2013.01); A61K 9/7007 (2013.01); A61K 31/337 (2013.01); A61K 31/513 (2013.01); A61K 31/655 (2013.01); A61K 45/06 (2013.01); A61K 31/505 (2013.01); A61K 31/52 (2013.01); Y02A 50/30 (2018.01)]

Application Number 63/003,350. The application relates to methods of preventing or treating in-patients suffering from viral diseases such as Influenza A and novel coronavirus 2020 (COVID-19) comprising administering to a patient in need thereof a therapeutically effective amount of methionine-enkephalin (MENK) alone or in combination with naltrexone or a pharmaceutically acceptable salt thereof

Patent shall mean the divisional patents, continuation patents, continuation-in-part patents, extension patents, substitution patents, renewals, registrations, revalidation, reissues, additions, confirmations of or to the Original Patent and the Future Patent as well as the synthetics of the Original Patent, the Future Patents

Exhibit B Indications

Indications

All indication worldwide with the exception of Crohn’s Disease